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The following is a transcript of the presentation by SuperGen, Inc. (“SuperGen” or the “Company”) at the Future Leaders in the Biotech Industry conference on April 15, 2011, which includes information relating to the proposed acquisition of Astex Therapeutics, Ltd. (“Astex”) by SuperGen pursuant to the terms of an Implementation Agreement, dated as of April 6, 2011.

CONFERENCE CALL TRANSCRIPT

SUPG - SUPERGEN INC AT BIOCENTURY FUTURE LEADERS IN THE BIOTECH INDUSTRY CONFERENCE

EVENT DATE/TIME: APR 15, 2011 / 01:00PM  GMT

CORPORATE PARTICIPANTS

James Manuso

SuperGen Inc. - President, CEO

PRESENTATION

Unidentified Speaker

(audio begins in progress) — from SuperGen. SuperGen is a profitable company based on royalties from sales of Dacogen, Decitabine for myelodysplastic syndrome. With partners it is running — yes, it’s hard to say that in the morning. With partners its running eight clinical trials in cancer, including the Phase III trial of Dacogen in acute myelogenous lymphoma. An SNDA submission is planned shortly

The Company last week announced plans to merge with a UK-based drug discovery, Astex. So presenting for the Company is President and CEO, Jim Manuso. There will be a breakout immediately afterwards in Room 310. Thank you.

James Manuso  - SuperGen Inc. - President, CEO

Thanks very much, Mike, and thank you for joining us today. We will stick with MDS and AML, shall we, okay, delighted to speak with you today.

I will be making a variety of forward-looking statements, particularly in light of the fact of the recent announcement of our acquisition of Astex Pharmaceuticals. There will be a series of filings on an ongoing basis with the SEC and direct you therefore to attend to those in connection with your evaluation of SuperGen and Astex.

SuperGen is a pioneer in the discovery and development of novel cancer therapies. I will review a number of those with you today, but just to hit on the highlights we have a very strong financial position. Specifically, we ended last year with a little more than $120 million in cash equivalents and $52.5 million were recorded in Dacogen royalties last year.

Our partnerships EISAI with respect to Dacogen in North America, J&J with respect to Dacogen in the rest of the world are our primary financial drivers. And we recently took on a deal with GlaxoSmithKline to discover and development — and develop the third generation of epigenetic therapeutics.

We have a pipeline currently consisting of a DNA repair suppressor that is entering Phase II clinical trials shortly this year and a second generation hypomethylator that is in Phase I of a Phase I, II trial. Our discovery process is characterized by rapid in cyclical processing in order to begin the long journey to an IND and gives us the opportunity to have a sustainable, novel pipeline moving forward.

Our track I think speaks for itself. We have been a commercial operation with marketed products, Dacogen and Nipent. On the R&D side we filed the Dacogen NDA, have these two clinical stage products that I will review for you. And we were profitable in three out of the last four years.

The transformational events that I think characterize our Company are as follows. In 2006, a relatively busy year for us, we had the Dacogen NDA approved. We sold Nipent, Pentostatin for injection to Mayne for about $42 million and we acquired a company called Montigen Pharmaceuticals that gave rise to discovery process of ours.

In 2008 Amuvatinib, formerly known as MP-470, started the clinic and that will be in Phase II trials shortly. In 2009 the GSK epigenetics collaboration was signed, has the potential to bring in up to $375 million.

And then in 2010 we filed the IND for the second generation hypomethylator, SGI-110. 2011, in fact last week, we announced the intent to acquire Astex Therapeutics and that is something that we hope we will close in early July. But first let me share with you the compelling rationale for this merger.

SuperGen is a NASDAQ-listed company. We have significant cash and a royalty stream, a variety of clinical and preclinical programs. Dacogen is performing very well worldwide and our pharma partnerships and collaborations are global with a very strong development and regulatory capacity.

Astex, for its part a private company that has been around for about a decade is private. It’s located in Cambridge in the UK. Abingworth is the primary investor on the DC side and they have raised GBP808 million in equity. They have not, by the way, have had to raise any money since, DC money since 2004.

Their platform for discovery I think would be widely acknowledged as world leading and a global pharma partnership and collaboration roster that is quite significant. I will give you a sense of that, and milestones in royalty revenues that have amounted to GBP65 million since their inception and a variety and preclinical programs. So putting these two companies together as Astex Pharmaceuticals will emerge as a financially strong global leader in innovative drug discovery development and commercialization.

So why are we doing this? Well, it certainly accelerates I figure by about eight years our existing business model. We maintain our financial strength with the existing cash and the royalty revenue. We will have five top tier pharmaceutical partnerships with the potential to yield $2 billion in milestone revenue and future royalties, a much broader clinical pipeline.

We indeed at SuperGen will have two Phase II readouts next year, proof of concept stage and a very strong industry-leading discovery platform to generate more drugs with respect to our focus. It provides Astex Pharmaceuticals a NASDAQ listing, access to our clinical and regulatory development expertise and the access to capital that SuperGen certainly brings to this.

A little bit about the deal structure, Astex Therapeutics shareholders will receive 35% of the total outstanding equity of the company resulting from the merger. In addition, they will receive $25 million of cash up front and $30 million in deferred payments over the course of 30 months in cash or stock at our option.

We would acquire the assets and liabilities of Astex Therapeutics and the Company would change its name to Astex Pharmaceuticals. And the definitive agreement was announced last week. We expect the closure of this deal in July.

To give you a sense of the financial picture of Astex Therapeutics today, they have already achieved multiple milestones from their agreements, and as you can see from 2009 through 2011 more than GBP4 million per year, but importantly the estimated gross milestones going forward are in the range of GBP10 million to GBP20 million. Now this of course has an impact on the deal structure that I have outlined for you in that they also have total operating cash of more than GBP17 million, that’s about $27 million, as of the end of last year.

So that will provide capital to be returned to their shareholders and indeed be gross milestones going forward over the next three years, will provide cash to pay the $30 million that will be due to them. And, again, the last venture capital-led investment was in 2003. So we are very much aligned with respect to perceiving these companies as businesses and will continue to do so.

The pipeline that will emerge from this union is significant. Dacogen you are aware of. I will tell you a little bit more about that. Dacogen will be joined by the AT compounds and Hsp90 focused on GIST, a CDK inhibitor focused on multiple myeloma, likewise an Aurora/Jak2 inhibitor focused on multiple myeloma, and Amuvatinib that will enter Phase II shortly. SGI-110 is already in a Phase I, II trial. And remember, both Amuvatinib and SGI-110 we expect to have readouts on a Phase II level next year, also a CDK4 inhibitor and a PKB/Akt inhibitor focused on oncology. And the partnerships I have listed on the right hand side for you.

In addition, there are two compounds for which all discovery obligations have been completed by Astex already. What that means is that the company no longer has any responsibility for discovery or development, but they will receive milestones as Janssen and AstraZeneca advance these compounds.

And then there are three opportunities where discovery obligations have been ongoing and a variety of those for GSK, one of which is SuperGen’s on the epigenetic targets that are undisclosed, and multiple therapeutic areas, and another case that Astex will bring to this and a number of partner targets in oncology, also by Janssen. So, again, the primary point is that there will be a very robust portfolio advancing significantly and giving rise to the opportunity for monetizing events.

So after the deal Astex Pharmaceuticals will essentially look like this, will have the same amount of cash that SuperGen ended last year with, if not a little bit more, $120 million plus in cash equivalents following the deal, still $52 million to $55 million in projected 2011 Dacogen royalty revenues and approximately $2 billion in partnered product milestones plus royalties. And I want to hearken back to the fact that Astex has been very successful thus far in reaching its milestones and we expect to continue in that regard.

Specifically those top tier pharmaceutical partnerships will be with J&J, Eisai, AstraZeneca, Novartis and also GSK, seven drugs in clinical development, four of those entering Phase II, three partnered with large pharmaceutical companies, so we believe a significant company in its own right with respect to the focus on oncology, global leader we believe in small molecule drug discovery and particular expertise coming from the SuperGen side in epigenetic therapeutics and with respect to fragment-based discovery on the Astex side, very experienced management team and Board of Directors and encourage you to take a look at our respective websites if you would like to learn more about that.

Our business model will remain unchanged. In fact, both companies have shared a similar vision with respect to the business model. We will focus on targeted small molecule drugs in the oncology sector. We will discover and develop these internally and bring these drugs to proof of concept, at which point in time we can monetize those.

Accordingly, we believe we can manage risk in an effective way, use technology extensively in discovery for to shorten that process as much as possible and monetize these early, kill the ones that don’t work early, brutally so, and develop only those that are viable and de-risked and partnered.

So with respect to an update on Dacogen, this is our revenue generating workhorse. Eisai and J&J are working Dacogen worldwide, Royalties last year more than $52 million, royalty guidance for this year up to $55 million. The drug is approved in more than 29 countries and to give you a sense of the development of the hypomethylator market, today it is approaching $1 billion.

We are very interested of course in the readout on the Phase III elderly AML trial in which Dacogen was examined. It did not hit the primary endpoint, although there was a trend significant enough in order to induce both J&J and Eisai to file in their respective jurisdictions for the drug.

We are particularly interested in the potential of the drug being approved in the EU, which would give it a ten-year orphan drug exclusivity. And as a result of the commencement an AML clinical trial in pediatric patients we received an additional six months of orphan drug exclusivity, taking it through November of 2013.

With respect to the SuperGen pipeline at this point in time I would like first to introduce you to Amuvatinib. This is a DNA repair suppressor and a multi-targeted Tyrosine Kinase inhibitor. It is presently being prepared for a Phase II trial in small cell lung cancer.

This is an oral drug. It hits the mutant forms of c-Kit and PDGFRa. It inhibits DNA double-strand break repair and appears to be synergistic with a variety of existing chemotherapeutics.

The drug has been proven safe thus far in over 180 patients, so enter into Phase II confident that we have a safe oral medication, and indeed no overlapping toxicity with any of the chemotherapeutics with which it has been paired. We have made the decision as a result of these data to move into the Phase II trial.

This is a waterfall plot going over the evaluable small cell and neuroendocrine patients. And again I want to remind you this is a Phase I trial. On the other hand, as you will see, more than half the patients had either stable disease or in fact in red actual PRs and were by RECIST criteria. So these were the data that encouraged us to proceed, first and foremost into a Phase II and also to focus on small cell lung cancer in combination.

To give a sense of patient response, obviously these are patients that responded well. This is a small cell lung cancer patient and you will notice that they were very heavily pretreated, in fact five lines of treatment previously, no response to any of those. What was particularly fascinating was that Amuvatinib was paired with Carboplatin Etoposide, something that the patient had previously failed on and they went on to have a very good partial response with in fact 61% tumor reduction.

So data such as that and this for a neuroendocrine patient encouraged us to proceed with the Phase II trial. This patient you are looking at extensive liver mets here and two prior regimes of treatment, no response on those. And then when Amuvatinib was combined with Carboplatin Taxol they went out seven cycles of treatment, a very good partial response with close to 80% tumor reduction.

So going ahead we will proceed with small cell lung cancer that in patients that are refractory to primary Platinum/Etoposide therapy. The Phase II clinical proof of concept trial will be a Simon II stage design. We will start with 21 patients. We have a very high hurdle rate. If in fact we hit that we will move to the second stage and that will initiate in the second quarter of this year. There will be ten centers participating and we are very pleased to be moving forward.

As I said earlier, in instances where we do not receive the kind of readouts that we anticipate we kill the drugs. We did that with a PIM Kinase inhibitor and we are working on the second generation of that. You can’t fall in love with these drugs. SGI-110, second generation DNMT inhibitor, it’s a hypomethylator focused on MDS and AML, potentially also solid tumors based on what we have seen thus far.

The profile of the drug is as follows. It’s the second generation hypomethylator. It’s a follow up to our Decitabine franchise. This lends itself to a very convenient once weekly or daily subcutaneous dosing. It’s low volume, high concentration drug and the first-in-human Phase I trial in MDS and AML patients has commenced. And they have been randomized weekly or daily treatment and we are very fortunate to be working with the Stand Up to Cancer Epigenetics Dream Team. They are actually underwriting some of the expenses of the trial for us, and in fact met with some of them at the AACR meeting recently and was very pleased with their initial response to the drug.

So this is what the study will look like. There is a dose escalation segment with the relapsed or refractory intermediate-2 to high risk MDS or AML patients. The patients will be randomized to one of two regimens. The first regimen is the subcutaneous. They will receive the drug much along the lines of Dacogen on days one through five in a 28-course.

The other regimen, however, is very different and that is a weekly subcu once a week for three weeks over the course of those 28 days. Now, to the extent that this regimen equals or surpasses the existing regimen it of course would be preferred. And we will undertake a variety of PK sampling, hypomethylation and gene expression studies.

We will reach the optimal biologically effective dose or the MTD and then will go into the Phase II component of this Phase I and II study. And we are very fortunate also in that the FDA has permitted us to go into naive patients in MDS or elderly AML and so we are excited to move this drug forward.

We think it has very broad clinical potential in a validated and growing market that I indicated earlier is approaching $1 billion in MDS, AML. And as many of you know the epigenetic phenomena are characteristic of all cancers. However, because of the very short half lives of the existing hypomethylators it has been difficult to make any headway in connection the solid tumor market. So, if in fact we can have an impact there that is something that we would be looking to do very early on in the course of the development of drug.

Eisai does have a right of first offer on this and that simply means that to the extent we elect to offer the drug for sale or licensure they would be invited to the party. They would logically anyhow. The drug does have composition of matter IP that was issued in April of last year.

Now with respect to discovery programs we are working on the second generation PIM Kinase inhibitor and at any point in time we have a number of discovery programs. We have announced the PIM Kinase and also an AXL Kinase inhibitor that are in the discovery phase at this point in time.

Relative to our balance sheet and capital structure we have significant cash and equivalents and marketable securities, both current and non-current, greater than $120 million. And, again, I want to emphasize that we anticipate beginning our rejuvenation as Astex Pharmaceuticals with that same amount or greater amount of money. And, again, that rebounds back to the structure of the deal that we were able to organize, and total assets just shy of $130 million, shareholders’ equity of a little more than $121 million.

We have been debt free for years and that’s something that we intend to continue to do. Obviously there will be the deferred payments that we will due to the former shareholders of Astex Therapeutics and we can pay that off in stock or cash at our option, but recall that they are going to be bringing close to $50 million, based on past performance with respect to the milestone payments as a result of a variety of the top-tiered deals that they have been able to write.

Now the capital structure of the Company today is characterized by a little more than 60 million shares that are issued and outstanding, options a little more than 11 million. There is no warrant overhang and so on a fully diluted basis a little more than 71 million. And, again, I want to direct your attention to the fact that we perceive this Company, as it exists today, as a business, a profitable business that has operated thusly for three out of the last four years. And that’s something that we are going to continue to do when we emerge as Astex Pharmaceuticals.

With respect to the operating guidance, we have just updated that as of the 12th of this month at our Analyst Day as the result of some of the costs that would be incurred in connection with this acquisition. Appreciate however that there will not be any inordinately high fees as a result of the fact that we did undertake this deal without external resources.

Royalty revenues will be for this year up to $55 million from Dacogen sold in approximately 30 countries, development and license of about $0.5 million. This is a portion of the GSK deal that we wrote awhile back.

The gain on sale of products is a vestige of the sale of Nipent to Mayne, and on the operating expense side on the R&D and $29 million to $32 million is our estimate at this point. G&A has gone up a bit as a result of the costs of this acquisition and they will be in the range of $12.5 million to $13 million, so total operating expenses approximately $41.5 million up to on the high end $45 million, so net income in the range of $10 million to $11 million, appreciating however that within operating expenses, netted stock-based non-cash stock-based compensation expense, so estimated annual shares outstanding — I have indicated clearly that we will not raise money this year and we have been fairly consistent about that. And I remind you that we have not had to raise money in the markets since 2004.

Upcoming events, most recently we had a variety of presentations at the AACR meeting and Analyst Day earlier this week here in New York, both. I was joined by Dr. Harren Jhoti, the Founder and CEO of Astex. And you can access that full presentation in either of our websites if you have an interest.

Amuvatinib we will initiate the Phase II in the second quarter, that is, shortly this year. We will have in depth data presentation on Amuvatinib in June at ASCO. It has been accepted. And we will have our Annual Shareholders Meeting in June. That’s the point in time at which we would intend to have the shareholder vote to approve the acquisition of Astex and the emergence of a new company that we will refer to as Astex Pharmaceuticals Inc. with the call letters on NASDAQ, ASTX.

Then Dacogen, the AML, FDA and EMEA filings will occur this year. And we expect to hear next year as to whether or not the indication will be approved. It would have the greatest impact on our Company if it’s approved for elderly AML in the EU. That would give us a full ten-year run of royalties from that.

And that brings us back to the beginning with respect to the highlights of our Company, financially strong, very good and solid partnerships. Our pipeline I think speaks for itself and the resulting pipeline coming from the acquisition is even more significant. Our discovery process I think has been recognized as innovative and productive and we have a proven track record with respect to inventing drugs, developing them, getting them approved and having them commercialized.

Thank you very much for your time.

Note on Forward Looking Statements

This presentation transcript and other statements that SuperGen may make, including statements about the benefits of the transaction with Astex, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to SuperGen’s future financial or business performance, strategies or expectations.

Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions.

SuperGen cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change overtime. Forward-looking statements speak only as of the date they are made, and SuperGen assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in SuperGen’s reports filed with the Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this conference call transcript, the following factors, among others, could cause actual result to differ materially from forward-looking statements or historical performance: 1) the success of drug development efforts; (2) our cash and prospective financial positions; (3) the achievement of regulatory approvals in the US and abroad; (4) the success of partnerships to develop and sell drugs in the US and abroad; (5) our ability to develop and commercialize new drugs; (6) the impact of increased competition; (7) the impact of future acquisitions or divestitures; (8) the adequacy of intellectual property protection; (9) the impact of legislative and regulatory actions and regulatory, supervisory or enforcement actions of government agencies; (10) the ability to attract and retain highly talented professionals; and (11) the ability of SuperGen to consummate the transaction with Astex and realize the benefits of such transaction.

SuperGen’s Annual Reports on Form 10-K and SuperGen’s subsequent reports filed with the SEC, accessible on the SEC’s website at www.sec.gov and on SuperGen’s website at www.supergen.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on our website is not part of this conference call transcript.

Additional Information and Where to Find It:

SuperGen plans to file with the SEC and furnish to its stockholders a proxy statement in connection with the proposed transaction, pursuant to which the Company would acquire Astex (the “Transaction”).  The proxy statement will contain important information about the proposed Transaction and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE.  Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov.  In addition, investors and stockholders will be able to obtain free copies of the proxy statement from the Company by contacting Investor Relations by telephone or by going to the Company’s corporate website at www.supergen.com (click on “SEC Filings”) or by going to a new website www.astex-supergen.com.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed Transaction.  Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above.  Additional information regarding these directors and executive officers is also included in the Company’s proxy statement for its 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2010. This document is available free of charge as described in the preceding paragraph.